Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - May 2012

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013

Yield		17.90%
Less:	Coupon	0.60%
	Servicing Fee	1.50%
	Net Credit Losses	3.86%
Excess Spread :
	May-12	11.94%
	April-12	11.85%
	March-12	11.74%
Three Month Average Excess Spread		11.84%

Delinquency:
	30 to 59 Days	0.55%
	60 to 89 Days	0.43%
	90+ Days	1.15%
	Total	2.13%

Principal Payment Rate		23.89%